Exhibit 4.1

US 4961819

CERTIFICATE OF ELIMINATION
OF
Series C Junior Participating Preferred Stock
OF GASTAR EXPLORATION INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Gastar Exploration Inc., a Delaware corporation (the “Company”), certifies as follows:

1.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority granted in the Amended and Restated Certificate of Incorporation (as amended, the “Charter”) of the Company, the Board of Directors of the Company, by resolutions duly adopted, authorized the issuance of 550,000 shares of preferred stock, par value $0.01 per share, of the Company designated as Series C Junior Participating Preferred Stock (the “Series C Preferred Stock”).

2.	Pursuant to the provisions of Section 151(g) of the DGCL, the Board of Directors of the Company adopted the following resolutions:

RESOLVED FURTHER, that none of the authorized shares of preferred stock, par value $0.01, of the Company designated as Series C Junior Participating Preferred Stock (the “Series C Preferred Stock”), are outstanding, and none of the authorized shares of Series C Preferred Stock will be issued subject to the certificate of designations therefor;

RESOLVED FURTHER, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations of Series C Preferred Stock filed with the Secretary of State of the State of Delaware on January 19, 2016, as amended on January 27, 2017 by the Certificate of Amendment; and

RESOLVED FURTHER, that the Authorized Officers are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination and such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3.

Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series C Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 6th day of April, 2017.

GASTAR EXPLORATION INC.

/s/ Michael A. Gerlich

Michael A. Gerlich

Senior Vice President, Chief Financial Officer and Corporate Secretary